CUSIP No. M7S64L115	SCHEDULE 13D	Page 1 of 1 Page

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Class A Ordinary Shares, no par value per share of Pagaya Technologies Ltd., and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joint Filing Agreement this 31st day of March, 2023.

GIC PRIVATE LIMITED

By: /s/ Diane Liang
Name: Diane Liang
Title: Senior Vice President
Date: March 31, 2023

By: /s/ Toh Tze Meng
Name: Toh Tze Meng
Title: Senior Vice President
Date: March 31, 2023

GIC ASSET MANAGEMENT PTE. LTD.

By: /s/ Chan Hoe Yin
Name: Chan Hoe Yin
Title: Director
Date: March 31, 2023

RADIANCE STAR PTE. LTD.

By: /s/ Daniel Loo
Name: Daniel Loo
Title: Director
Date: March 31, 2023